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                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


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                                   Vans, Inc.
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                   (VF LOGO)

                              FOR IMMEDIATE RELEASE

              VF TO ACQUIRE VANS, INC. FOR $20.55 PER SHARE IN CASH

GREENSBORO, NC - APRIL 27, 2004 - VF CORPORATION (NYSE: VFC), the world's largest apparel company, announced that it has signed a definitive merger agreement to acquire VANS, INC. (NASDAQ: VANS). The acquisition would launch VF into the large and growing action sports market with one of the industry's leading lifestyle brands. Vans' sales in fiscal 2003 were $330 million, and the company has indicated that it expects sales of approximately $346 to $349 million in fiscal 2004, which ends May 31. The transaction, which is expected to close early in VF's third quarter, is expected to be neutral to earnings per share in 2004 and slightly accretive in 2005.

A NEW GROWTH ENGINE

Mackey J. McDonald, chairman and chief executive officer of VF, said, "We are making growth happen, and we're doing it with a powerful brand that resonates strongly with its core teen consumer base. Vans is the original action sports brand, the industry leader in brand awareness. The acquisition will give us a dynamic new brand to add to our growing Outdoor portfolio, provide us with expertise in footwear and other new products and offer clear opportunities for continued top line growth. We expect that Vans' sales could reach $500 million in the next three to five years, with the potential to meet VF's operating margin and return on capital targets."

"The combination with VF represents a great opportunity for the VANS brand to become a leader in both footwear and apparel and our Board of Directors is certainly pleased with the terms of this transaction, which it believes brings great value to the Vans shareholders," said Gary H. Schoenfeld, President and CEO of Vans. "VF has a compelling strategy to leverage its global resources through the acquisition of market leading lifestyle brands. Vans clearly fits their model, having established a proprietary position in the youth market over the past 38 years. I believe this transaction is a testament to the passion and commitment of our team and a strong endorsement of what we have accomplished."

Vans, which will become part of VF's Outdoor coalition reporting to Eric Wiseman, will continue to be based in Santa Fe Springs, California.

Said Eric Wiseman, chairman of VF's Outdoor and Sportswear Coalitions, "Vans is an excellent company managed by a great team that is completely connected to their consumer. By focusing on the whole action sports industry, the company has grown beyond its roots in skateboarding, and through events like the Vans Warped Tour and the Vans Triple Crown series, it has a created a marketing platform to stay connected to its core consumers. Our first priority is to help the management team there implement their apparel and retail growth strategies. We'll leverage VF's apparel expertise and global presence to deliver the next wave of growth for Vans".



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TERMS AND OTHER INFORMATION

Pursuant to the merger agreement, VF will pay Vans shareholders $20.55 per share in cash. The total cost of the shares, including the cashout of stock options, is approximately $396 million.

The boards of directors of both companies have approved the merger. The merger is subject to Vans shareholder approval, receipt of customary government approvals and other customary conditions.

VF will finance the acquisition initially through available cash and short-term commercial paper borrowings. VF anticipates that with any required borrowings the resulting ratio of debt to total capital would remain below its long-term target of 40%.

The financial adviser to VF was Wachovia Securities and the financial advisor to Vans was Goldman Sachs.

CONFERENCE CALL WEBCAST

The management of both companies will be available to discuss this transaction with investors during a conference call today at 1:30 p.m. EDT, prior to VF's first quarter earnings conference call scheduled for 2:00 p.m. EDT. Interested parties should call 800-240-4186, domestic, or 303-262-2194, international to access both calls. You may also access this call via the Internet at www.vfc.com.

A replay of today's call will be available through May 11 and can be accessed by dialing 800 405-2236 domestic, and 303 590-3000, international. The pass code is 578390. A replay can also be accessed at the Company's web site at www.vfc.com.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important risk factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not limited to, the overall level of consumer spending for apparel; changes in trends in the segments of the market in which the Company or Vans competes; competitive conditions in and financial strength of our or Vans' customers or our or Vans' suppliers; actions of competitors, customers, suppliers and service providers that may impact the Company's or Vans' business; the Company's ability to integrate Vans and any other new acquisitions successfully; the Company's ability to achieve expected sales and earnings growth from Vans and any other new acquisitions; the Company's ability to complete its planned divestitures; terrorist actions; and the impact of economic and political factors in the markets where the Company or Vans competes, such as recession or changes in interest rates, currency exchange rates, price levels, capital market valuations and other external economic and political factors over which neither the Company nor Vans has any control. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company or Vans with the Securities and Exchange Commission.

CERTAIN ADDITIONAL INFORMATION

Investors and security holders are urged to read the proxy statement of Vans and any other relevant documents filed by Vans with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain a free copy of documents filed with the SEC at the SEC's Internet web site at (www.sec.gov). Such documents may
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also be obtained free of charge from Vans by directing such request to: Vans,
Inc., 15700 Shoemaker Avenue, Santa Fe Springs, California 90670, Attn: Craig Gosselin or by calling (562) 565-8267.

Vans and its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from the shareholders of Vans in connection with the merger. Information about the directors and executive officers of Vans and their ownership of and interests in Vans stock is set forth in the proxy statement for Vans' 2003 Annual Meeting of Shareholders. Additional information regarding the interests of those participants may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

ABOUT VF

VF Corporation is the world's largest apparel company and a leader in jeanswear, intimate apparel, sportswear, workwear and daypacks. Its brands include Lee(R), Wrangler(R), Riders(R), Rustler(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Nautica(R), Earl Jean(R), John Varvatos(R), JanSport(R), Eastpak(R), The North Face(R), Lee Sport(R), Healthtex(R) and Red Kap(R). VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, http://www.vfc.com.

ABOUT VANS

Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of action sports such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown Series, the VANS Warped Tour(R), the VANS World Amateur Skateboarding Championships, and the VANS High Cascade Snowboard Camp(R), located on Mt. Hood. The Company operates 155 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for action sports snowboard boots, strap snowboard boot bindings under its AGENCY(TM) brand, step-in snowboard boot bindings under its SWITCH(R) brand, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Pro-Tec, Inc. Vans' website is www.vans.com and its news releases, SEC filings, and other investor information can be accessed at www.vans.biz.

Contacts:

VF Corporation:         Cindy Knoebel, CFA
                        VP, Financial & Corporate Communications
                        VF Services, Inc.
                        (336) 424-6189/(212) 841-7141

Vans, Inc.:             Chad Jacobs
                        CO-CEO
                        Integrated Corporate Relations, Inc.
                        (203) 222-9013

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